Exhibit 5.1

C L I F F O R D C H A N C E		CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP
10 UPPER BANK STREET LONDON E14 5JJ
TEL +44 (0)20 7008 1000 FAX +44 (0)20 7008 5555 DX 149120 CANARY WHARF 3
www.cliffordchance.com

YOUR REFERENCE	IN REPLY PLEASE QUOTE	DATE

November 30, 2004
DIRECT DIAL

Inmarsat Finance II plc

99 City Road

London EC1Y 1AX

United Kingdom

Inmarsat Holdings Limited

99 City Road

London EC1Y 1AX

United Kingdom

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of a proposed exchange offer (the “Exchange Offer”) of US$450,000,000 aggregate principal amount at maturity of 10 3/8% senior discount notes due 2012 (the “New Notes”) of Inmarsat Finance II plc, a public limited company with limited liability organized under the laws of England and Wales (the “Issuer”), guaranteed by Inmarsat Holdings Limited, a limited company organized under the laws of England and Wales (the “Guarantor”), for US$450,000,000 aggregate principal amount at maturity of 10 3/8% senior discount notes due 2012 (the “Existing Notes”), as described in the registration statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission today.  The New Notes are to be issued by the Issuer and guaranteed by the Guarantor pursuant to an indenture dated November 24, 2004 (the “Indenture”) among the Issuer, the Guarantor and The Bank of New York, as trustee (the “Trustee”).  The guarantee of the New Notes by the Guarantor is referred to herein as the “Guarantee”.

We have examined such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (a) the Indenture represents a valid and binding obligation of the Issuer and the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) when (i) the Registration Statement has become effective under the Act, and (ii) the New Notes (with the Guarantee endorsed thereon) have been duly executed and authenticated in accordance with the Indenture, and issued and delivered as contemplated in the Registration Statement, the New Notes will constitute valid and legally binding obligations of the Issuer and the Guarantee will constitute a valid and legally binding obligation of the Guarantor, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We also confirm that we have reviewed the information in the Registration Statement under the caption “Tax Considerations—United States Taxation,” and that it reflects our opinion of the United States tax consequences of participation in the Exchange Offer.  In rendering this opinion, we expressly incorporate the statements set forth in the “Tax Considerations—United States Taxation” section of the Registration Statement, including the limitations on the matters covered by that section set forth therein.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Our opinion as to the section “Tax Considerations—United States Taxation” in the Registration Statement is limited to the federal income tax laws of the United States of America, and is based upon existing provisions of the U.S. Internal Revenue Code, the Treasury regulations thereunder and reported interpretations thereof by the Internal Revenue Service or the courts in effect as of the date hereof.  With respect to all matters of the laws of England and Wales, we note that you have been provided with the opinions, dated the date hereof, of Clifford Chance Limited Liability Partnership, UK counsel to the Issuer and the Guarantor.

In addition, with respect to the foregoing opinions, we have relied as to certain matters on information obtained from officers of the Issuer, the Guarantor and other sources we believe to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP